3155 N.W. 77th Avenue
Miami, FL 33122
Tel: 305-559-1800
FAX: 305-406-3138
www.mastec.com

Contact:

J. Marc Lewis, Vice President-Investor Relations
305.406.3165
marc.lewis@mastec.com

For Immediate Release

MasTec Announces 2003 First Quarter Results and Reaffirms
Guidance for 2003

Miami (May 13, 2003) — MasTec, Inc. (NYSE: MTZ) today announced results for the first quarter of 2003. For the quarter ended March 31, 2003, the Company had revenue of $180.6 million and a net loss of $1.6 million, compared with revenue of $203.8 million and a net loss of $24.4 million for the comparable quarter of 2002. Net loss per share was $0.03 and $0.51 for the quarters ended March 31, 2003 and 2002, respectively. Included in the loss for the first quarter of 2002 is a $25.7 million non-cash charge related to the previously disclosed change of accounting method under SFAS 142.

Austin J. Shanfelter, President and CEO stated, “Margins were negatively impacted in the first quarter of 2003 by poor weather in much of the country. As a result, productivity was down as many work crews were unable to be deployed and jobs were delayed. However, in spite of these negative events, the Company’s net income fell within its previously announced guidance range indicating that our cost cutting efforts are paying off.”

For the second quarter of 2003, MasTec expects revenue to be from $210 million to $220 million with earnings per share between $0.03 and $0.05. Looking forward to the entire year, we are reaffirming our previous guidance for 2003. We expect revenue ranging from $750 to $850 million and EPS ranging from $0.18 to $0.28 per share.

Summary financials for the quarter just ended are as follows:

Consolidated Statements of Operations

(In thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended March 31,
	2003	2002
Revenue	$180,569	$203,782
Costs of revenue, excluding depreciation	152,785	164,586
Depreciation	8,350	9,850
Amortization	151	128
General and administrative expenses	17,909	22,079
Interest expense	4,656	5,047
Interest income	118	395
Other income (expense), net	480	(274)

(Loss) income before (provision) benefit for income taxes, minority
interest and cumulative effect of accounting change	(2,684)	2,213
Benefit (provision) for income taxes	1,060	(926)
Minority interest	36	(52)

(Loss) income before cumulative effect of accounting change	(1,588)	1,235
Cumulative effect of accounting change, net of tax	--	(25,671)

Net loss	$(1,588)	$(24,436)

Basic weighted average common shares outstanding	48,018	47,908
Basic (loss) earnings per share before cumulative
effect of accounting change	$(0.03)	$0.03
Cumulative effect of accounting change	--	(0.54)

Basic loss per share	$(0.03)	$(0.51)

	48,018	48,054
Diluted weighted average common shares outstanding
Diluted (loss) earnings per share before cumulative
effect of accounting change	$(0.03)	$0.03
Cumulative effect of accounting change	--	(0.53)

Diluted loss per share	$(0.03)	$(0.51)

Consolidated Balance Sheets

(In thousands)
(Unaudited)

	March 31, 2003	(Audited) December 31, 2002
Assets
Total current assets	259,800	275,172
Property and equipment, net	108,781	118,475
Goodwill	150,984	150,984
Deferred taxes	41,325	40,271
Other assets	41,903	38,890

Total assets	$602,793	$623,792

Liabilities and Shareholders' Equity
Current liabilities:
Current liabilities	$111,083	$130,395
Other liabilities	21,691	22,214
Long-term debt	197,209	197,435
Total shareholders' equity	272,810	273,748

Total liabilities and shareholders' equity	$602,793	$623,792

Consolidated Statements of Cash Flows

(In thousands)
(Unaudited)

	For the Three Months Ended March 31,
	2003	2002
Cash flows from operating activities:
Net cash provided by operating activities	5,235	41,323
Net cash provided by (used in) investing activities	1,244	(4,457)
Net cash provided by (used in) financing activities	(449)	(69,927)

Net increase (decrease) in cash and cash equivalents	6,030	(33,061)
Net effect of currency translation on cash	359	(731)
Cash and cash equivalents - beginning of period	8,730	48,478

Cash and cash equivalents - end of period	$15,119	$14,686

Executives of MasTec will hold a conference call with the investment community on Wednesday, May 14, 2003 at 10:30 a.m. eastern time, to discuss first quarter results. The call in number for the conference call is (719) 457-2626 and the replay number is (719) 457-0820, pass code 537483. The replay will run from May 15 to May 29, utilizing the same passcode. Additionally, the call will be broadcast live over the Internet at http://www.firstcallevents.com/service/ajwz381530668gf12.html or through the investor relations section of the Company’s website at www.mastec.com.

MasTec is a leading communications, intelligent traffic and energy infrastructure service provider in North America and Brazil. The Company designs, builds, installs, maintains and monitors internal and external networks for leading telecommunications, broadband, energy and Fortune 1000 companies and for state departments of transportation.

This press release and any accompanying documents contain forward-looking statements, such as statements regarding MasTec’s future growth and profitability, growth strategy, and anticipated trends in the industries and economies in which MasTec operates. These forward-looking statements are based on MasTec’s current expectations and are subject to a number of risks, uncertainties, and assumptions, including that our revenue and profits may differ from that projected, that we may be further impacted by slowdowns in our clients’ businesses or in the economy in general, that our reserves for receivables may be inadequate and that we may experience increased costs associated with realigning our business or may be unsuccessful in those efforts. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from results expressed or implied in any forward-looking statements made by MasTec in this press release. These and other risks are detailed in this press release or documents filed by MasTec with the Securities and Exchange Commission. MasTec does not undertake any obligation to revise these forward-looking statements to reflect future events or circumstances.